Advance Nanotech's Owlstone Subsidiary Receives Order From IEE
Friday June 13, 7:00 am ET

Company also receives first order from multiple U.S. Military Research Laboratories

NEW YORK, June 13 /PRNewswire-FirstCall/ -- Advance Nanotech, Inc., (OTC Bulletin Board: AVNA - News), announced today that its Owlstone Nanotech Inc. ("Owlstone") subsidiary has received a purchase order for test quantities of its FAIMS ingredient supply module from Luxembourg headquartered IEE, an innovative developer of specialized sensing systems with a global leadership position in automotive safety sensing systems. Both companies have also renewed their joint Memorandum of Understanding with the stated aim to cooperate in the promotion and marketing of the FAIMS technology in a range of markets including automotive, medical and healthcare.

"IEE, one of Europe's leading suppliers of sensor solutions into the global automotive market," said Bret Bader, CEO of Owlstone. "This partnership will help to accelerate the growth opportunities for FAIMS, exploiting the sensor's ability to detect a greater range of gases across an equally broad range of applications. Owlstone's initial focus is delivering new and profound detection solutions for military, homeland security, and industrial applications. In partnership with IEE, application development and commercialization for niche markets that would have taken years to address can be greatly accelerated."

In response, Patrick Roulling, Business Development Manager for IEE said, "Demand for chemical sensing technology is growing across a number of markets. We have been in talks with Owlstone for 18 months and have identified their FAIMS technology as having significant performance advantages over other sensor technologies. It is our desire to work closely with Owlstone to bring new products to market rapidly and aggressively grow market share. Our focus is on transport, public & commercial infrastructure, consumer electronics, automation & logistics and medical & healthcare markets."

In addition, Advance Nanotech announced today that its Owlstone Subsidiary has also received orders for several OVG-4 vapor generators from multiple United States Military Laboratories that will be used to test and calibrate gas sensors. The OVG-4 produces accurate gas samples into the low parts per trillion levels thereby allowing users to create complex mixtures without the complexity associated with competing systems.

About IEE

IEE is a privately held innovative developer of specialized sensing systems. Founded in 1989 and headquartered in Luxembourg, the company has operations in Europe, the US and Asia. IEE is also a global leader in automotive safety sensing systems for occupant detection and classification. The company's solutions are dedicated to the following markets: Transport, Public & Commercial Infrastructure, Automation & Logistics and Medical & Healthcare. IEE employs over 1,200 people worldwide. 26% of the company's workforce is engaged in Research and Development. For more information, please visit www.iee.lu.

About Advance Nanotech

Advance Nanotech is in the process of restructuring its business and becoming an operating company focused on next generation chemical and biological detection. Its proprietary technologies, developed at Cambridge University, are uniquely silicon-based, thereby offering miniaturization and network capability with wireless opportunities. The advantages of this protocol permit for real-time precision analytics leading to potential prevention of ensuing issues, concerns and dangers. For more information about Advance Nanotech, please visit www.advancenanotech.com.

About Owlstone Nanotech, Inc.

Owlstone Nanotech, Inc. ("Owlstone") is a majority owned subsidiary of Advance Nanotech and is a pioneer in the commercialization of nanotechnology-based chemical detection products. The Owlstone Detector is a revolutionary dime-sized sensor that can be programmed to detect a wide range of chemical agents that may be present in extremely small quantities. Using leading-edge micro- and nano-fabrication techniques, Owlstone has created a complete chemical detection system that is significantly smaller and can be produced more cost effectively than existing technology. There are numerous applications -- across industries from security and defense to industrial process, air quality control and healthcare -- that depend on the rapid, accurate detection and measurement of chemical compounds. Owlstone works with market leaders within these industries to integrate the detector into next generation chemical sensing products and solutions. Owlstone's technology offers a unique combination of benefits, including: small size, low manufacturing costs, minimal power consumption, reduced false-positives, and a customizable platform. For more information on Owlstone Nanotech, please visit www.owlstonenanotech.com.

The information contained in this news release, other than historical information, consists of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act of 1934. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors, including general economic conditions, spending levels, market acceptance of product lines, the recent economic slowdown affecting technology companies, the future success of scientific studies, ability to successfully develop products, rapid technological change, changes in demand for future products, legislative, regulatory and competitive developments and other factors could cause actual results to differ materially from the Company's expectations. Advance Nanotech's Annual Report on Form 10-K, recent and forthcoming Quarterly Reports on Form 10-Q, recent Current Reports and other SEC filings discuss some of the important risk factors that may affect Advance Nanotech's business, results of operations and financial condition. The Company undertakes no obligation to revise or update publicly any forward-looking statements for any reason.
For more information, contact:

Yvonne Zappulla
Managing Director
Grannus Financial Advisors, Inc.
212-681-4108
Yvonne@grannusfinancial.com

Source: Advance Nanotech, Inc.
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